QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.11.C

RMR Real Estate Fund
Audit Committee

Audit and Non-Audit Services Approval Policy

Adopted February 10, 2004

1. Statement of Principles.

The Audit Committee of the Board of Trustees (the "Board") of RMR Real Estate Fund (the "Fund") has adopted this Audit and Non-Audit Services Approval Policy (this "Policy"), which sets forth the procedures and the conditions pursuant to which audit and non-audit services for the Fund proposed to be performed by the Fund's independent auditor may be approved. This Policy also governs the procedures and conditions for the approval of non-audit services that relate directly to the operations and financial reporting of the Fund and that are proposed to be performed by the Fund's independent auditor for the Fund's investment adviser or any entity controlling, controlled by or under common control with the investment adviser that provides ongoing services to the Fund (collectively the "Advisor").

Under this Policy, a type of proposed services of the independent auditor may be generally approved, so long as the description of the type of services is detailed as to the particular services to be provided, or a specific engagement to provide services may be approved. No audit or non-audit services provided by the independent auditor shall be authorized which have not received general or specific approval in advance of the rendering of those services. Any proposed services exceeding approved cost levels or budgeted amounts will also require specific approval by the Audit Committee.

In considering a requested approval, the Audit Committee will consider whether the proposed services are consistent with the rules of the Securities and Exchange Commission ("SEC") on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, considering its familiarity with the Fund's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Fund's ability to manage or control risk or improve audit quality. All factors will be considered as a whole, and no one factor will necessarily be determinative.

The term of any general approval of a type of service is 12 months from the date of approval, unless the Audit Committee determines a different period and states otherwise. The Audit Committee may rescind a general approval at any time. Rescission of any general approval will not affect the Audit Committee's approval of any services performed by the independent auditor in accordance with such approval prior to the time at which the independent auditor has received written notice of the rescission. The Audit Committee intends annually to review its approval of services that may be provided by the independent auditor without obtaining specific approval from the Audit Committee, at which time services may be considered for a renewed general approval.

The independent auditor has advised the Audit Committee that it has reviewed this Policy and believes that implementation of the Policy will not adversely affect the auditor's independence.

Approvals of services to be provided by the Fund's independent auditor by the Audit Committee under this Policy are intended to constitute "preapprovals" of those services as required under Section 202 of the Sarbanes-Oxley Act of 2002 and Regulation S-X under the federal securities laws.

II. Delegation.

The Audit Committee may delegate approval authority to its Chair or one or more of its members who are not "interested persons" as defined by Section 2(a)(19) of the Investment Company Act of 1940. The member or members to whom such authority is delegated will report, for informational purposes only, any approvals to the Audit Committee at its next regularly scheduled quarterly meeting. This Policy does not delegate the Audit Committee's responsibilities to approve services performed by the independent auditor to the Fund's Officers or the Advisor.

The Audit Committee may, with respect to a category of services, generally approve services, subject to any general limitations and restrictions it may determine, and subject further to specific approval by a delegated member or members of the Audit Committee.

III. Audit Services.

The annual audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. Audit services include the annual financial statement audit and other procedures required to be performed by the independent auditor to be able to form an opinion on the Fund's financial statements. Other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit. Audit services also include the attestation engagement for the independent auditor's report on management's report on internal control over financial reporting. The Audit Committee will monitor the audit services engagement at least quarterly, and may from time to time consider approval of changes in terms, conditions and fees resulting from changes in audit scope, structure of the Fund or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may approve other types of audit services or specific audit service engagements, which are those services that only the independent auditor reasonably can provide. Other audit services may include services associated with SEC registration statements, current reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV. Audit-related Services.

The Audit Committee may approve types of audit-related services or specific audit-related service engagements. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Fund's financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among others, due diligence services pertaining to potential acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as "audit services"; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services.

The Audit Committee may approve certain types of tax services or specific tax service engagements. Tax services that may be approved are tax compliance, tax planning and tax advice services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor and are consistent with the SEC's rules on auditor independence. The Audit Committee will not approve proposed services of the independent auditor which the Audit Committee believes are to be provided in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Fund's Treasurer, the person designated by the Fund as having primary oversight responsibility for the Fund's internal audit function (the "Internal Audit Manager"), or outside counsel to determine that the tax planning and reporting positions are consistent with this Policy.

In addition to tax services provided directly to the Fund, tax services proposed to be provided by the independent auditor to any executive officer of the Fund or member of the Board, in his or her individual capacity, where such services are paid for by the Fund, must be specifically approved by the Audit Committee.

VI. All Other Services.

The Audit Committee believes it may approve those permissible non-audit services for the Fund and the Advisor classified by SEC rules as "All Other Services" that it believes are routine and recurring services, if the services would not impair the independence of the auditor and are consistent with the SEC's rules on auditor independence. A list of the SEC's prohibited non-audit services, as of the date of the adoption of this Policy, is attached to this policy, as Exhibit 1.

VII. Approval Fee Levels or Budgeted Amounts.

Any proposed services exceeding approval fee levels or budgeted amounts will require specific approval by the Audit Committee. The Audit Committee will consider the amount of fees for audit as compared to non-audit services in determining whether to approve any services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for services classified as all other services.

VIII. Procedures.

The Treasurer and the independent auditor will submit joint requests or applications to the Audit Committee for general approval of types of services or specific approval of an engagement to provide services by the independent auditor, together with a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence and this Policy. In connection with each such request or application, the Treasurer and, if the Audit Committee requests, the independent auditor will discuss with the Audit Committee the factors noted in the third paragraph of Part I of this Policy in relation to the proposed services.

If the Audit Committee has generally approved a type of services, the independent auditor will submit any proposals or applications to provide services of that type to the Treasurer, which submission will set forth in reasonable detail a detailed description of each of the services. Subject to the final determination of the Audit Committee, the Treasurer will assess whether the services are included within the description of the type of services that have received the general approval of the Audit Committee. The Treasurer will inform the Audit Committee on a timely basis, and in any event no later than the next regularly scheduled quarterly meeting of the Audit Committee, of each of the services rendered by the independent auditor and the amount of related fees billed to the Fund through the most recent practicable date.

To assist the Audit Committee in performing its function under this Policy, the Treasurer will, at each regularly scheduled quarterly meeting of the Audit Committee and as otherwise requested by the Audit Committee, provide a report to the Audit Committee which states, for the current fiscal year of the Fund through the most recent practicable date, (1) the total amount of fees for audit, audit-related and tax services for the Fund, (2) the total amount of fees for permissible non-audit services classified as all other services for all engagements of the independent auditors entered for the Fund during the fiscal year, (3) the total amount of fees for permissible non-audit services performed by the Fund's independent auditor for the Adviser that relate directly to the operations and financial reporting of the Fund and (4) the ratio of (1) to the sum of (2) plus (3).

To assist the Chair or other member or members of the Audit Committee who are required at a meeting to deliver a report to the Audit Committee under Part II of this Policy as to delegated approval authority, the Fund's Treasurer will prepare a written draft of the report in advance of the applicable meeting for consideration by the member or members and, subject to changes the member or members may direct, will prepare the definitive written report, as approved by the member or members, for delivery to the Audit Committee.

The Audit Committee has designated the Internal Audit Manager to monitor whether the services provided by the independent auditor are in compliance with this policy. The Internal Audit Manager will report to the Audit Committee on a periodic basis no less often than each regularly scheduled quarterly meeting of the Audit Committee on the results of that monitoring. The designated assignment of monitoring to the Internal Audit Manager does not include the power to engage services of the independent auditor but only to confirm that no assignments or payments are made without proper authorization. Both the Internal Audit Manager and management will immediately report to the Chair of the Audit Committee any breach of this policy that comes to the attention of the Internal Audit Manager or any member of management.

The Audit Committee will also review the Internal Audit Manager's annual internal audit plan to determine that the plan provides for the monitoring of compliance with this Policy.

The functions of the Treasurer under this Policy may be performed on his behalf by a designee of the Treasurer who is acceptable to the Chair of the Audit Committee.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES
(unless otherwise permitted, subject to specific approval by the Audit Committee pursuant to Rule 2-01(c)(4) of Regulation S-X (17 CFR §210.2-01(c)(4))

•
Bookkeeping or other services related to the accounting records or financial statements of the audit client

•
Financial information systems design and implementation

•
Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•
Actuarial services

•
Internal audit outsourcing services

•
Management functions

•
Human resources

•
Broker-dealer, investment adviser or investment banking services

•
Legal services

•
Expert services unrelated to the audit

QuickLinks

Audit and Non-Audit Services Approval Policy